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                                                                    EXHIBIT 99.1

                                                          For Immediate Release
                                                           ---------------------


Lockheed Martin To Spin-Off Businesses In Exchange
For Lockheed Martin Preferred Stock Held By GE


BETHESDA, Maryland and FAIRFIELD, Connecticut, 3 November 1997 -- Lockheed Martin Corporation (NYSE: LMT) and the General Electric Company (NYSE:GE) today announced a definitive agreement under which Lockheed Martin will exchange the stock of a newly formed subsidiary comprising operating businesses, an equity interest and cash for all of the Lockheed Martin Series A preferred stock held by GE.

The preferred stock is convertible into some 29 million shares of Lockheed Martin common stock with a current market value of approximately $2.8 billion. GE received the preferred stock in 1993 when the former Martin Marietta Corporation acquired GE Aerospace.

In exchange for the preferred stock, GE will acquire a Lockheed Martin subsidiary containing two operating businesses, an equity interest and an amount of cash necessary to equalize the value of the exchange. GE expects to record a gain on the transaction of more than $1 billion. Lockheed Martin anticipates a gain in excess of $300 million.

The assets that will be transferred to GE are Access Graphics in Boulder, Colorado, a wholesale distributor of UNIX-based workstations and other computer hardware; Lockheed Martin Aerostructures in Middle River, Maryland, which primarily produces thrust reversers for GE and Pratt & Whitney engines used on large commercial aircraft; and Lockheed Martin's stake in Globalstar, a partnership of telecommunications service providers and equipment manufacturers formed to create a low-Earth-orbit voice and data satellite network.

Lockheed Martin's Vice Chairman and Chief Executive Officer, Vance D.
Coffman, said, "This transaction is a positive step for both companies. The transfer of businesses to GE advances Lockheed Martin's ongoing portfolio-shaping activities and accomplishes a significant reduction in outstanding common shares, thereby enhancing shareholder value."
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"We're pleased at how well this transaction meets the needs of the two companies -- both strategically and financially," said GE's Chairman John F. Welch. "We feel the management of our GE Capital Services and Aircraft Engines businesses will help the businesses we are acquiring reach their full potential. In addition, the gain from this transaction will give us the opportunity to restructure our industrial businesses to position them for the global competition in the next decade."

The transaction is subject to standard regulatory reviews and is anticipated to close during the fourth quarter of 1997.

The consummation of the spin-off to GE also would mean that Lockheed Martin's strategic combination with Northrop Grumman, estimated to be completed in first quarter 1998, will be accounted for as a purchase instead of a pooling-of-interests.

Headquartered in Bethesda, Maryland, Lockheed Martin is a highly diversified global enterprise engaged in the research, design, development, manufacture and integration of advanced-technology systems. The Corporation had 1996 sales of approximately $27 billion.

GE, headquartered in Fairfield, Connecticut, is a diversified technology, manufacturing and services company with a commitment to achieving worldwide leadership in each of its major businesses. Revenues in 1996 exceeded $79 billion.

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CONTACTS:
Lockheed Martin                                         General Electric
News & Information - Charles Manor,  301-897-6258,            Bruce Bunch, 203-373-2039
Investor Relations - James Ryan, 301-897-6584,

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